Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of Midatech Pharma PLC of our report dated March 3, 2015, relating to our audits of the consolidated financial statements of DARA BioSciences Inc., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ HORNE LLP

Ridgeland, Mississippi

August 11, 2015